Exhibit 99.1
NEWS RELEASE
Atmel Appoints Charles Carinalli, Semiconductor Industry Veteran, as New Independent Director
SAN JOSE, Calif., Feb 19, 2008 — Atmel(R) Corporation (Nasdaq: ATML) today announced that the Company’s Board of Directors has appointed Charles Carinalli as a new Independent Director. Mr. Carinalli, 60, is the Principal of Carinalli Ventures and currently serves on the Board of Directors of Extreme Networks, Inc. and Fairchild Semiconductor International, Inc. Mr. Carinalli served as Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a programmable logic start-up, from 1999 until 2002. From 1996 to 1999, Mr. Carinalli was President and Chief Executive Officer of Wavespan Corporation, a developer of broadband wireless access systems which was acquired by Proxim, Inc.
Mr. Carinalli started his career with National Semiconductor Corporation where he spent twenty-six years in senior technical and management responsibilities including Vice President and General Manager of the Integrated Systems Group (ISG), and Senior Vice President and Chief Technical Officer reporting to the CEO. Mr. Carinalli also served as Chairman on the Boards of Clearwater Communications, Inc. and Semiconductor Research Corporation.
“We are pleased to have Charles join our Board as a new Independent Director,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “The depth of his industry experience and knowledge will prove invaluable as we continue to execute on our business plan and position Atmel for sustainable, profitable growth.”
Mr. Carinalli’s appointment fills the vacancy created by Pierre Fougere, who retired from the Board to focus more time on personal pursuits.
Laub continued, “On behalf of the Board, I want to thank Pierre for his seven years of service to Atmel and the contributions he has made to the Company. His dedication and support are greatly appreciated. We wish him well.”
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Contact: Robert Pursel, Director of Investor Relations, 408-487-2677
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600